Exhibit 99.1

ORANGE 21 ANNOUNCES COURT APPROVAL OF AGREEMENT TO SETTLE SECURITIES CLASS ACTION LITIGATION

CARLSBAD, Calif.—(BUSINESS WIRE) — May 7, 2007—Orange 21 Inc. (NASDAQ:ORNG), today announced that the United States District Court for the Southern District of California issued an order approving the Company’s agreement to settle the consolidated securities class action that was pending in the Court against certain of the Company’s current and former officers and directors and dismissing the action with prejudice. This action has been pending since March 2005. Under the settlement, $1.4 million will be paid to the class of plaintiffs and for plaintiffs’ attorneys’ fees from proceeds of the Company’s directors’ and officers’ insurance. No amounts will be paid by the Company.

Mark Simo, Orange 21’s Chief Executive Officer, commented on the dismissal “we are very happy to have this distraction behind us. With this distraction removed we look forward to contributing even more time and attention to our current business initiatives.”

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic(TM), manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events and are made based on the best estimates and assumptions of management at the time the statement is made. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. In the present case, forward-looking statements include statements about the court’s approval of the settlement agreements. These statements are only predictions. Actual events or results may differ materially from these forward-looking statements. Risks that affect the outcome of such statements include, but are not limited to the risk that either or both of the courts with jurisdiction over the litigation determine not to approve the respective settlement agreements. None of the Company or any other person assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

CONTACT: Orange 21 Inc.

Jerry Collazo, CFO, 760-804-8420